Exhibit 2.1

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 (this “Amendment”) to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 20, 2016, by among and Symantec Corporation, a Delaware corporation (“Parent”), LifeLock, Inc., a Delaware corporation (the “Company”), and L1116 Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) is made and entered into as of January 16, 2017. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

RECITALS

WHEREAS, Section 8.4 of the Merger Agreement provides that the Merger Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)); and

WHEREAS, Parent, the Company and Merger Sub now desire to amend the Merger Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Section 2.3 of the Merger Agreement is hereby amended and restated in its entirety as follows:

Section 2.3 Closing.

(a)	The consummation of the Merger will take place at a closing (the “Closing”) to occur at (i) 9:00 a.m., Pacific time, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, CA 94304 (or remotely via the electronic exchange of documents), on a date to be agreed upon by Parent, Merger Sub and the Company that is no later than the second Business Day after the satisfaction or waiver (to the extent permitted under this Agreement) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted under this Agreement) of such conditions); or (ii) such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing; provided that, notwithstanding the foregoing, (x) in no event shall Parent be obligated to consummate the Closing prior to January 31, 2017; and (y) if Parent has not timely received the Requested Information or the Requested Information is not Compliant, then Parent shall not be obligated to consummate the Closing until five Business Days after the date that Parent has received all information required under clauses (i) and (ii) of the definition of “Requested Information” (assuming for the purpose of the definition of “Requested Information” as used in this clause (y) that the Closing Date referenced therein is the date of receipt by Parent of such information) during which five Business Day-period such information is and remains Compliant (as such term is defined in clauses (ii) and (iii) of the definition thereof).

(b)	Notwithstanding Section 2.3(a), if at any time on or after January 31, 2017 and prior to February 9, 2017 (i) the conditions set forth in Section 7.1 and Section 7.2 are satisfied, including the delivery by the Company to Parent of a certificate of the Company pursuant to Section 7.2(c), validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof (the “Officer’s Certificate”) in the form attached as Exhibit A hereto, and (ii) Parent has received all information required under clauses (i) and (ii) of the definition of “Requested Information” (assuming for the purpose of the definition of “Requested Information” as used in this Section 2.3(b) that the Closing Date referenced therein is the Satisfaction Date (as defined below)) and such Requested Information is Compliant (the occurrence of clauses (i) and (ii), the “Satisfaction Event” and the date the Satisfaction Event occurs, the “Satisfaction Date”) and the Financing shall not have been completed as of the Satisfaction Date, then, Parent shall be permitted to elect, and shall notify the Company of such election within 24 hours of receiving the Officer’s Certificate, to consummate the Closing on the Extended Closing Date (as defined below) (such election, the “Extension Election”), subject to there having occurred no Intentional Breach by the Company on or after the Satisfaction Date through the Extended Closing Date of Sections 5.2(a)(i), 5.2(a)(ii), 5.2(a)(iii), 5.2(a)(iv), 5.2(a)(vii), 5.2(a)(ix) and 5.2(a)(xiii)(D) (except in each case, (A) as set forth in Section 5.2 of the Company Disclosure Letter; (B) as approved in writing (including by email) by Parent; or (C) as expressly contemplated by the terms of this Agreement). As used herein, the “Extended Closing Date” shall refer to date that is the later of (X) February 9, 2017 and (Y) the second Business Day after the satisfaction or waiver (to the extent permitted under this Agreement) of the last to be satisfied or waived of the conditions set forth in Sections 7.1 and 7.3 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted under this Agreement) of such conditions), unless another date is mutually agreed upon by each of the Parties in writing. If Parent makes the Extension Election, effective as of the Satisfaction Date, (i) clause (y) of the proviso of Section 2.3(a) shall no longer apply, (ii) the closing conditions set forth in Section 7.2 (including the requirement to deliver a certificate in accordance with Section 7.2(c)) shall be deemed to have been satisfied and/or waived by Parent and Merger Sub for all purposes of the Merger Agreement, (iii) the Satisfaction Event shall be deemed conclusively to have occurred and shall not be subject to challenge by any Party, and (iv) the Officer’s Certificate shall be deemed conclusively to be accurate and shall not be subject to challenge by any Party. If Parent does not make the Extension Election, Parent shall be required to consummate the Merger in accordance with Section 2.3(a) (without giving effect to this Section 2.3(b)). For the avoidance of doubt, upon occurrence of the Satisfaction Event and Parent making the Extension Election, neither Parent’s or Merger Sub’s obligation to consummate the Closing pursuant to Section 2.3 shall be subject to satisfaction of the closing conditions set forth in Section 7.2 and Parent and Merger Sub shall consummate the Merger as contemplated herein, subject to (1) the satisfaction of the condition set forth in Section 7.1(c) as of the Extended Closing Date and (2) there having occurred no Intentional Breach by the Company on or after the Satisfaction Date of Sections 5.2(a)(i), 5.2(a)(ii), 5.2(a)(iii), 5.2(a)(iv), 5.2(a)(vii), 5.2(a)(ix) and 5.2(a)(xiii)(D) (except in each case (A) as set forth in Section 5.2 of the Company Disclosure Letter; (B) as approved in writing (including by email) by Parent; or (C) as expressly contemplated by the terms of this Agreement). The date on which the Closing actually occurs is referred to as the “Closing Date.”

2. The references to “Section 2.3” in Section 8.1(c) of the Agreement shall each be replaced with “Section 2.3(a)”.

3. Each of Parent, Merger Sub and the Company respectively represents and warrants as follows: (A) it has the requisite corporate power and authority to (a) execute and deliver this Amendment, and (b) perform its covenants and obligations hereunder; (B) the execution and delivery of this Amendment by it, and the performance by it of its covenants and obligations hereunder have been duly authorized by all necessary corporate action on the part of it, and no additional corporate actions on the part of it are necessary to authorize (i) the execution and delivery of this Amendment; (ii) the performance by it of its covenants and obligations hereunder, and, subject to the receipt of the Requisite Stockholder Approval, the consummation of the Merger; and (C) this Amendment has been duly executed and delivered by it and, assuming the due authorization, execution and delivery by the other Parties hereto, constitutes a legal, valid and binding obligation of it, enforceable against the Company in accordance with its terms, except as such enforceability (x) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (y) is subject to general principles of equity. Each of Parent and Merger Sub hereby acknowledges that as of the date of this Amendment, all information required under clauses (i) and (ii) of the definition of “Requested Information” (assuming for the purpose of the definition of “Requested Information” as used in this Section 3 that the Closing Date referenced therein is the date of this Amendment) and all information required under clause (iii) of the definition of “Requested Information” that has been requested by Parent as of the date of this Amendment has been provided in accordance with the Merger Agreement and is, to the Knowledge of Parent and Merger Sub, Compliant.

4. Except as expressly modified by this Amendment, all terms of the Merger Agreement shall remain unmodified and in full force and effect. For the avoidance of doubt, all references in the Merger Agreement to “this Agreement” will be deemed to be references to the Merger Agreement as amended by this Amendment.

5. Article IX of the Merger Agreement is hereby incorporated by reference mutatis mutandis.

[Remainder of page intentionally left blank]

The Parties are signing this Amendment on the date stated in the introductory clause.

SYMANTEC CORPORATION

By:	/s/ Scott C. Taylor
Name:	Scott C. Taylor
Title:	Executive Vice President, General Counsel and Secretary

L1116 MERGER SUB, INC.

By:	/s/ Scott C. Taylor
Name:	Scott C. Taylor
Title:	President

LIFELOCK, INC.

By:	/s/ Hilary Schneider
Name:	Hilary Schneider
Title:	Chief Executive Officer and President

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER]